UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2013

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

See Item 8.01 with respect to Stephen Potter's appointment as Executive Vice President of NeoStem, Inc. (the “Company”) and his simultaneous resignation from the Board of Directors.

Item 8.01. Other Events.

Effective July 15, 2013 (the “Commencement Date”), Stephen W. Potter, age 56, was appointed to serve as the Company's Executive Vice President.

Prior to his appointment as the Company's Executive Vice President, Mr. Potter had served from February 11, 2013 until the Commencement Date as a member of the Company's Board of Directors and as a member of the board's Nominating and Governance Committee. He resigned from the Board upon becoming Executive Vice President. During 2011 and 2012, Mr. Potter served as Senior Vice President of Operations and Corporate Development for Osiris Therapeutics, Inc. During his tenure at Osiris, he worked as a member of the senior leadership that achieved approval of the first-ever stem cell drug therapy, Prochymal®. He was also responsible for the launch and overall management of the Bio-Surgery business unit as well as operational oversight for multiple functional areas including manufacturing, human resources, IT, legal, and business development. Prior to his tenure at Osiris, from 2006 through 2010, Mr. Potter served as Senior Vice President of Corporate and Business Development at Genzyme Corporation and as Vice President of Corporate and Business Development from 2000 through 2006. Over his ten years at Genzyme, he was the senior leader for its global corporate and business development team that provided strategic and transaction support, including support for many of Genyzme's cell therapy opportunities. Mr. Potter has also held positions at DuPont Pharmaceuticals, E.I. Dupont de Nemours and Company, Inc., and Booz Allen & Hamilton. Mr. Potter earned a B.S. from University of Massachusetts and an MBA from Harvard Business School.

In connection with his appointment, Mr. Potter and the Company entered into an employment agreement dated and effective on the Commencement Date (the “Employment Agreement”) that sets forth the terms and conditions of Mr. Potter's employment with the Company. Pursuant to the Employment Agreement, which has a term through December 31, 2014, Mr. Potter will receive an annual base salary of $295,000 (“Base Salary”), and was granted on the Commencement Date an option to purchase 30,000 shares of the Company's common stock at a per share exercise price equal to $5.80 (as adjusted to reflect the Company's reverse stock split effective July 16, 2013) pursuant to the Company's Amended and Restated 2009 Equity Compensation Plan, scheduled to vest and become exercisable subject to Mr. Potter's continued employment as to 10,000 shares on each of the first and second anniversaries of the Commencement Date and a specified business milestone. Mr. Potter will be eligible for an annual cash bonus of up to 30% of his annual Base Salary as well as discretionary bonuses that may be approved by the Compensation Committee from time to time. Mr. Potter is also entitled to participate in compensation and benefit plans or programs generally available to Company employees, and to reasonable travel and expense reimbursement. Either party may terminate the Employment Agreement upon 90 days' prior written notice to the other party. If the Employment Agreement terminates before the expiration of the term for any reason, earned but unpaid Base Salary as of the date of termination shall be payable in full, together with an amount equal to 30 days of additional salary. Upon Mr. Potter's resignation from the Board of Directors, all outstanding options and shares previously granted to Mr. Potter in connection with his Board service were immediately vested.

A copy of the Employment Agreement is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 10.1	Employment Agreement, dated as of July 15, 2013, by and between NeoStem, Inc. and Stephen W. Potter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name:	Catherine M. Vaczy, Esq.
Title:	Vice President and General Counsel

Dated: July 19, 2013